Period Ended June 30, 2003

John Hancock Investment Trust

John Hancock Large Cap Equity Fund
Series - 1
NAV per share - Class C $12.42
NAV per share - Class I $13.03

John Hancock Balanced Fund
Series -  2
NAV per share - Class C $10.36
NAV per share - Class I $10.35
Dividends from net investment income
Per share - Class C 0.07
Per share - Class I 0.13

John Hancock Sovereign Investors Fund
Series - 3
NAV per share - Class C $16.78
Dividends from net investment income
Per share - Class C 0.03

John Hancock Fundamental Value Fund
Series -  4
NAV per share - Class C $8.42

John Hancock Strategic Growth Fund
Series -  5
NAV per share - Class C $8.14